EX-99.h.1.ii

AMENDED AND RESTATED

SCHEDULE A

DELAWARE GROUP EQUITY FUNDS V

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AS OF DECEMBER 1, 2025

Nomura Small Cap Core Fund (formerly, Macquarie Small Cap Core Fund)	Effective as of April 19, 2001
Nomura Small Cap Value Fund (formerly, Macquarie Small Cap Value Fund)	Effective as of April 19, 2001
Nomura Wealth Builder Fund (formerly, Macquarie Wealth Builder Fund)	Effective as of April 19, 2001

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICE COMPANY	DELAWARE GROUP EQUITY FUNDS V for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	SVP/Global Head of Fund Services/Managing Director	Title:	President/Senior Managing Director